Exhibit 10.1

ASSET PURCHASE AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

This Asset Purchase and Intellectual Property Assignment Agreement (this “Agreement”) dated as of October 29, 2014, is by and between Point Medical, Inc., a Delaware corporation (“PMI”) with offices located at 665 Martinsville Rd, Suite 219, Basking Ridge, NJ 07920, and Leveraged Developments LLC, a New Hampshire limited liability company (“LD”) with offices located at 75 Congress Street, Portsmouth, NH 03801. PMI and LD are individually each a “Party”, and together are the “Parties,” to this Agreement.

WITNESSETH

WHEREAS, LD is the owner of inventions and technology relating to Infusion Pump Systems for delivery of medication or nutrients into a patient’s circulatory system (“Assigned Intellectual Property Rights”, as defined herein), know how relating thereto (“LD Know How”, as defined herein), and tangible assets relating thereto (“Tangible Assets”, as defined herein) (the Assigned Intellectual Property Rights, LD Know How and Tangible Assets, collectively, the “Transferred Assets”, as defined herein);

WHEREAS, LD and PMI are parties to the Point Medical, Inc. Leveraged Developments LLC License/Development/Intellectual Property and Collaboration Agreement Terms dated 28 March 2014 (the “Term Sheet”), which contemplates this Agreement as well as the Development Agreement (as hereafter defined), and the Parties have been performing pursuant to the terms of the Term Sheet, it being understood that this Agreement and the Development Agreement will supersede and terminate the Term Sheet effective upon the Closing (as hereafter defined) under this Agreement with respect to the matters contemplated hereby and effective as of the execution of the Development Agreement as to the matters contemplated thereby;

WHEREAS, as provided for by the Term Sheet, PMI has determined that it is in its business interest to acquire the Transferred Assets and LD has determined it is in its business interest to sell such Transferred Assets to PMI;

WHEREAS, PMI and LD are simultaneously entering into a development, commercialization and license agreement (“Development Agreement”) relating to infusion pump technology disclosed within the Assigned Intellectual Property Rights, effective as of March 28, 2014, which is the date of the Term Sheet; and

WHEREAS, LD desires to and is agreeable upon the terms and conditions herein set forth to sell, transfer and convey the Transferred Assets to PMI;

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Recitals.   The representations contained in the foregoing recitals are incorporated into this Agreement as is fully set forth herein.

2.             Definitions.   For the purpose of this Agreement, the following definitions shall be applicable:

2.1           “Action” means any Claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, patent interference, opposition, Third Party requested patent re-examination, notice or proceeding, in each case, to, from, by or before any governmental authority.

2.2           “Affiliate” of a specified person (natural or juridical) means a person that now or hereafter directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

2.3           “Assigned Copyright Rights” means (a) all Copyright Rights owned or controlled by, in whole or in part, LD as of the Closing Date which relate to the Product and/or the Technology; (b) all HTML code, compilations, collections, databases and database rights, toolsets, and other rights relating to the Website, the Product and/or the Technology; and (c) all counterpart Copyright Rights to the Copyright Rights in subpart (a) and subpart (b).

2.4           “Assigned Intellectual Property Rights” means all Assigned Patent Rights, all Assigned Trademark Rights and all Assigned Copyright Rights of LD as of the Closing Date which are necessary or useful to the production and/or sale of the Product and/or to practice the Technology, inclusive of and together with all rights arising under the Carlisle Intellectual Property Assignment Agreement.

2.5           “Assigned Patent Rights” means (a) the Patent Rights as set forth in Exhibit A hereto and as may be obtained through the Closing Date; (b) all Patent Rights owned or controlled by, in whole or in part, LD as of the Closing Date which relate to the Product and/or the Technology; and (c) all counterpart Patent Rights of any of the Patent Rights in subpart (a) and subpart (b).

2.6           “Assigned Trademark Rights” means (a) the Trademark Rights related to the non- registered trademarks set forth on Exhibit A hereto and as may be obtained through the Closing Date; and (b) all counterpart Trademark Rights of any of the Trademark Rights in subpart (a).

2.7           “Business Days” means any weekday other than a weekday on which banks located in Philadelphia, PA are authorized or required to be closed.

2.8           “Carlisle Intellectual Property Assignment Agreement” means that Intellectual Property Assignment made 5 December 2012 between LD and Jeffrey A. Carlisle.

2.9           “Claim” means any assertion of right whatsoever (including those arising from debts, bonds, promises, damages, equitable claims and judgments), whether liquidated or unliquidated, known or unknown, fixed or contingent, direct or indirect, or imputed.

2

2.10         “Closing” is defined in Section 3.3.

2.11         “Confidential Information” means (i) the non-public information in this Agreement; (ii) the details of the discussions and drafts leading up to the execution of this Agreement; and (iii) any information or compilation of information of one of the Parties hereto (the “Disclosing Party”) which becomes known to another Party (the “Receiving Party”) with regard to this Agreement that is not generally known to the public, including information regarding intellectual property such as discoveries, inventions, know how (including LD Know How), patent applications, patents, trademarks, service marks, trade dress and/or trade secrets, whether disclosed before or after the date of this Agreement, excluding information which:

(a)          was already in the possession of the Receiving Party prior to the Receiving Party’s receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof and, if received from a third party, that such information was acquired without breach of a confidentiality or non-disclosure obligation related to such information);

(b)          is or becomes a matter of public knowledge through no act of the Receiving Party or its Affiliates or Representatives in violation of this Agreement;

(c)          is disclosed to the Receiving Party or its Affiliates on a nonconfidential basis by a Third Party who lawfully obtained such information and is under no obligation to maintain the confidentiality of such information; or

(d)          has been independently developed by the Receiving Party without breach of this Agreement or use of any Confidential Information of the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof).

Information meeting the above definition shall be treated as Confidential Information regardless of its source, and all information identified as being “confidential” or “trade secret” or labeled with words of similar import shall be presumed to be Confidential Information. Confidential Information includes information being held in confidence by a Disclosing Party for the benefit of a third party.

2.12         “Consents” is defined in Section 4.1.3

2.13         “Copyright Rights” shall mean all rights in or to any copyrightable works, whether or not registered, including but not limited to all rights in all software (including both source code and object code), instructions, brochures, flyers, hand-outs, web pages, web sites, designs, literature, advertising materials, plans, blueprints, artwork, patterns, drawings, specifications, and technical information.

2.14         “Disclosing Party” is defined in “Confidential Information.”

2.15         “Development Agreement” is defined in the Preamble to this Agreement.

3

2.16         “Encumbrance” means any interest relating to or arising out any lien, license; covenant not to sue, option, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership.

2.17         “Filings” is defined in Section 4.1.3 (Consents).

2.18         “Indemnified Party” means a Person to whom indemnification is provided under this Agreement.

2.19         “Indemnifying Party” means a Person providing indemnification under this Agreement.

2.20         “Instruments of Assignment” means those documents and instruments necessary for LD to effect the sale, conveyance, assignment, transfer and delivery of the Transferred Assets to PMI or its designees, including but not limited to an executed patent assignment (attached as Exhibit B), an executed trademark assignment (attached as Exhibit C), and an executed release and assignment of intellectual property of security interest presently held by Mack Holding Company in certain of LD’s intellectual property (attached as Exhibit E), each in recordable form to the extent necessary to duly assign such rights from LD to PMI.

2.21         “Losses” means all Actions, Claims, Liabilities, damages, judgments, amounts paid in settlement, assessments, taxes, losses, fines, penalties, expenses, costs and fees (including reasonable attorneys’ fees), and amounts, costs and reasonable attorneys’ fees associated with seeking indemnification hereunder.

2.22         “LD” is defined in the Preamble to this Agreement.

2.23         “LD Know-How” shall mean all proprietary knowledge, information (including Confidential Information existing as of the Closing Date) and expertise possessed by LD or to which LD has rights relating to the Technology existing as of Closing Date, whether or not covered by any patent, patent application or future patent application, software, derivative works, and other works, whether copyrightable or not, copyrights, designs, trademarks, trade secrets or other industrial or intellectual property rights. For the avoidance of doubt, this definition excludes any such knowledge, information and expertise disclosed or covered within the Assigned Intellectual Property Rights, including but not limited to the Assigned Trademark Rights and Assigned Copyright Rights.

2.24         “LD Note to PMI” shall mean the $600,000 promissory note delivered by LD to PMI pursuant to Section 3.4.2(d) hereof.

2.25         “Mack” shall mean Mack Molding Company, a Vermont corporation.

2.26         “Mack Agreements” shall mean the Mack Loan Agreements and the Mack Manufacturing Agreement.

4

2.27         “Mack Loan” shall mean the $600,000 loan by Mack to LD evidenced by the Mack Loan Agreements.

2.28         “Mack Loan Agreements” shall mean the following agreements between Mack and LD dated December 1, 2012: the Promissory Note; the Loan and Security Agreement; and the Membership Interest Pledge Agreement.

2.29         “Mack Manufacturing Agreement” shall mean the Manufacturing Agreement dated 6 December 2012 between Mack and LD.

2.30         “Material Adverse Effect” shall mean any change that has, or would be reasonably expected to have, a material adverse effect on the Transferred Assets, taken as a whole; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of the announcement or pendency of the Agreement or the Transaction; (b) any adverse effect resulting from or arising out of general economic conditions; (c) any adverse effect resulting from or arising out of general conditions in the industry applicable to the Transferred Assets; or (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof.

2.31         “Notices” is defined in Section 4.1.3 (Consents).

2.32         “Party” and “Parties” are defined in the Preamble.

2.33         “Patent Rights” means any and all U.S. and foreign: (a) patents (including utility and design patents); (b) patent applications (including utility and design patent applications), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; (c) any additional inventions not covered under subpart (a) or subpart (b) which are owned or controlled by LD, in whole or in part which relate to the Technology; and (d) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof.

2.34         “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental authority or other entity of any kind.

2.35         “Pre-Closing Period” means the time period between the date hereof through the Closing Date.

2.36         “Product” shall mean the product relating to the Breeze™ infusion pump Technology as claimed and/or disclosed within the Assigned Intellectual Property Rights in addition to any and all components thereof (disposable or non-disposable), cassettes, and other accessories associated with the Technology including without limitation Product Accessories and any other components, items, technology including owned controlled by LD or its Affiliates or which LD or its Affiliates has an interest useful or necessary to constitute the full product to be offered for commercial sale, to be developed under the Development Agreement under the Development Plan.

5

2.37         “Product Accessories” shall mean accessories that have been incorporated or will be incorporated into the Product during development or otherwise or which are otherwise useful or necessary to obtain a minimally viable marketable product, including but not necessarily limited to a ruggedized pump case, housing and mounting options, and other accessories.

2.38         “Purchase Price” is defined in Section 3.2.

2.39         “PMI” is defined in the Preamble to this Agreement.

2.40         “Receiving Party” is defined under the definition of “Confidential Information” in Section 2.10 of this Agreement.

2.41         “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, partner, trustee or other representative of such Person, including legal counsel, accountants and financial advisors.

2.42         “Tangible Assets” is defined in Section 3.1. A list of items compromising the Tangible Assets is set forth as Exhibit D.

2.43         “Technology” means any technology related to the Product (which includes without limitation the Product Accessories) including without limitation any technology related to the infusion pump technology for delivery of medication, blood, fluids, nutrients or other substances into a patient or other person or being which is disclosed within the Assigned Intellectual Property Rights. The term “Technology” includes without limitation LD Know How, Confidential Information and Assigned Intellectual Property Rights.

2.44         “Third Party” means any Person other than the Parties and their Affiliates.

2.45         “Third Party Claim” means any Claim by a Third Party with respect to any matter that may give rise to a Claim for indemnification under this Agreement.

2.46         “Trademark Rights” means all United States and foreign registered and non registered trademarks, registered and non-registered service marks, domain names, and all trademark and service mark applications, trade dress, logos, trade names, fictitious names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations and combinations thereof.

2.47         “Transactions” shall mean: (a) the execution and delivery of this Agreement and the Development Agreement; and (b) all of the transactions contemplated by this Agreement and the Development Agreement, including: (i) the sale of the Transferred Assets by LD to PMI in accordance with this Agreement; and (ii) performance by LD’s of its obligations under the Development Agreement, and (c) the exercise by LD and PMI of their respective rights under this Agreement and the Development Agreement.

2.48         “Transferred Assets” is defined in Section 3.1.

6

2.49         “Website” shall mean the www.ivbreeze.com website (including both the domain name and the content of the website), including but not limited to all rights therein and related thereto and all data collected through such Website.

3.             Purchase and Sale of Assets. Subject to the terms and conditions herein set forth, and on the basis of the representations, warranties and agreements herein:

3.1           Transferred Assets. Effective as of the Closing, subject to the terms of this Agreement, LD hereby sells, conveys, assigns and transfers to PMI all its interests in and to (i) the Assigned Intellectual Property Rights, (ii) the LD Know How, (iii) the Website, and (iv) any tools, components, physical prototypes and other tangible assets relating to the Product (including without limitation the Product Accessories) and/or the Technology, whether located at LD or offsite at vendors or suppliers for LD or otherwise (the foregoing (iii) the “Tangible Assets” and the foregoing items (i), (ii), (iii) and (iv) collectively the “Transferred Assets”), free and clear of all Encumbrances, interests, or other limitations or restrictions whatsoever, as partially evidenced by each of the Instruments of Assignment. LD shall take all actions reasonably necessary to vest all such rights in Buyer and to assist in enforcing such rights, including executing all documents necessary for the recordation of ownership, including but not limited to any relevant Instrument of Assignment to be executed and delivered to PMI as of the Closing Date. PMI accepts the Transferred Assets; provided, that PMI does not assume any liabilities or obligations of LD related to the Transferred Assets, except as expressly set forth in this Agreement.

3.2           Purchase Price. At Closing, subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of LD herein contained and in full consideration of such sale, conveyance, transfer, assignment and delivery of the Transferred Assets under Section 3.1 and all other rights, benefits and consideration flowing from LD to PMI, PMI shall deliver to LD the documentation and/or releases of LD by Mack as provided for in Section 3.4. l(c) hereof. LD acknowledges that a stock certificate for 120,997 shares of PMI common stock (the “Shares”) has already been delivered by PMI to LD pursuant to the Term Sheet in consideration of the matters set forth therein and herein. Any payment by LD pursuant to its indemnification obligations under Section 5.1 hereof shall be treated as a reduction of the purchase price of the Transferred Assets.

3.3           Closing - Time and Place. The “Closing” contemplated by this Agreement shall take place at the offices of PMI, located at 665 Martinsville Rd, Suite 219, Basking Ridge, NJ 07920, not later than one (1) day after the satisfaction or waiver of all conditions to Closing as set forth in Section 3.4 hereto, upon no less than one (1) day prior written notice from one Party to the other. At the Closing, the Parties shall deliver all documents as specified herein. The date upon which the Closing shall occur shall be referred to as the Closing Date. In the event that the conditions to Closing set forth in Section 3.4 shall not be satisfied or waived by December 31, 2014, either Party may, upon ten (10) days prior written notice, terminate this Agreement.

3.4           Conditions to Obligations for Closing.

3.4.1        Condition to Obligation of LD to Close. The obligation of LD to close upon this Agreement and to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (any of which may be waived by LD, in whole or in part, in writing):

7

(a)          The representations and warranties made by PMI in this Agreement shall have been accurate in all respects as of the Closing Date as if made on the Closing Date (except for such representations or warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) do not constitute a Material Adverse Effect;

(b)          All of the covenants and obligations that PMI is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed, except where the failure to comply with or perform such covenants and obligations (considered collectively) do not constitute a Material Adverse Effect;

(c)          PMI shall present documentation signed by Mack reasonably evidencing the release by Mack of LD from and/or termination of the Mack Loan Agreements; provided, however, that if after PMI has made diligent and reasonable efforts Mack has not released LD from and/or terminated the Mack Loan Agreements by November 30, 2014, PMI may satisfy this condition by agreeing in writing to defend, indemnify, and hold harmless LD from any and all obligations and liabilities arising from the Mack Loan Agreements upon the terms of the letter agreement the form of which is attached hereto as Exhibit 3.4.l (c) (the “Mack Loan Indemnification Letter”) ; and

(d)          LD shall have received the following documents, each of which shall be in full force and effect:

(i)          a certificate, duly executed by PMI, certifying that the conditions set forth in Sections 3.4.1(a) and 3.4.1(b) have been duly satisfied; and

(ii)         such other documents as LD may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 3.4.1 or otherwise facilitating the consummation or performance of any of the Transactions.

3.4.2           Conditions to Obligations of PMI to Close. The obligation of PMI to close upon this Agreement and to consummate the Transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions (any of which may be waived by PMI, in whole or in part, in writing):

(a)          The representations and warranties made by LD in this Agreement shall have been accurate in all respects as of the Closing Date as if made on the Closing Date (except for such representations or warranties which address matters only as of a particular time, which shall have been accurate in all respects as of such particular time), except that any inaccuracies in such representations and warranties shall be disregarded if such inaccuracies (considered collectively) do not constitute a Material Adverse Effect;

(b)          All of the covenants and obligations that LD is required to comply with or to perform at or prior to the Closing shall have been duly complied with and performed, except where the failure to comply with or perform such covenants and obligations (considered collectively) do not constitute a Material Adverse Effect;

8

(c)          PMI shall have entered into agreements with Mack with respect to PMI’s assumption of the Mack Loan (unless PMI shall deliver the Mack Loan Indemnification Letter pursuant to Section 3.4.l (c)) and the Mack Manufacturing Agreement, in each case upon terms acceptable to PMI in its sole discretion;

(d)          LD shall have delivered its executed promissory note in the amount of $600,000 in principal amount, in form and substance reasonably satisfactory to PMI, in consideration for PMI’ s assumption pursuant to Section 3.4.1(c) hereof of the Mack Loan or agreement to indemnify LD in respect thereto pursuant to the Mack Loan Indemnification Letter (the “LD Note to PMI”). The LD Note to PMI shall bear interest at 5% per annum, payable quarterly. PMI may elect to receive payment of such interest by way of reduction of amounts it is due to pay LD under Section 3.6 of the Development Agreement. As provided for by Section 5.3 of the Development Agreement, 25% of the Success Fees payable to LD shall be applied to the payment of principal on the LD Note to PMI; provided that all unpaid principal due under the LD Note to PMI shall otherwise mature and be payable on the tenth (10th) year anniversary of the date of this Agreement and shall otherwise accelerate and be payable in full upon any breach by LD of its obligations under this Agreement or the Development Agreement.

(e)          PMI shall have received the following documents, each of which shall be in full force and effect:

(i)          a certificate, duly executed by the Seller, certifying that the conditions set forth in Sections 3.4.2(a) and 3.4.2 (b) have been duly satisfied;

(ii)         recordable assignment agreements with respect to any of the Assigned Intellectual Property Rights, in a form reasonably satisfactory to PMI including without limitation an assignment agreement with respect to the Carlisle Intellectual Property Assignment Agreement;

(iii)        the Release and Assignment of Intellectual Property Security Interest (Exhibit E) together with a UCC-3 and any other termination statements in appropriate form for filing with the USPTO;

(iv)        such bills of sale, deeds, endorsements, assignments, business transfer agreements and other documents as PMI may, acting reasonably and in good faith, determine to be necessary or appropriate to assign, convey, transfer and deliver to PMI good and valid title to the Transferred Assets;

(v)         LD shall have delivered the Tangible Assets to PMI, it being understood that such delivery may be to LD to be held and used by LD for PMI under the terms of the Development Agreement; and

(vi)        such other documents as PMI may request in good faith for the purpose of evidencing the satisfaction of any condition set forth in this Section 3.4.2 or otherwise facilitating the consummation or performance of any of the Transactions.

9

3.5           Post-Closing Obligations of LO. Any Assigned Patent Rights which as of the Closing Date have not been the subject of the filing of a patent application(s) in the U.S. Patent & Trademark Office or any foreign patent office will, upon receipt by LD of the filing date and application serial number (“Filing Information”) subsequent to the filing of a patent application(s) in the U.S. Patent & Trademark Office or within the patent office of any foreign jurisdiction, shall be subject to a fully executed transfer (via an appropriate assignment document as approved by PMI) of all rights, title and interest in the patent application(s), which shall occur no later than fifteen (15) days from receipt of the Filing Information by LD from the respective patent office.

3.6           Post-Closing Obligations of PMI. PMI shall use commercially reasonable efforts to raise no less than $2,000,000 of equity, convertible note or debt financing (inclusive of amounts raised prior to the date hereof) prior to December 31, 2014. Upon a failure to raise such financing by such date, LD may give written notice thereof to PMI, whereupon PMI shall have a sixty (60) day period to cure such failure. If PMI shall fail to raise such financing prior to the expiration of such sixty (60) day cure period, (i) PMI shall transfer to LD the Assigned Intellectual Property Rights and the LD Know-How (which for the avoidance of doubt shall be as of March 28, 2014 and which shall exclude any Intellectual Property paid for by PMI under the Development Agreement or the Term Sheet), (ii) LD and/or Jeff Carlisle shall transfer to PMI the 120,997 shares of PMI common stock previously transferred by PMI to Jeff Carlisle; and (iii) LD shall have the right, at its option, to terminate the Development Agreement pursuant to the termination provisions thereof, which termination shall not affect rights of PMI that shall have accrued prior to the date of such termination.

4.            Representations and Warranties

4.1           As to LO. LD represents and warrants to PMI that the statements contained in this Section 4.1 are true, correct and complete as of the date hereof and as of the Closing, subject to such exceptions as are disclosed in the indicated section of the Disclosure Schedule attached hereto and forming a part hereof.

4.1.1        Authorization. LD is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New Hampshire. LD has the full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. All corporate actions or proceedings required to be taken by or on the part of LD to authorize and permit the execution and delivery by LD of this Agreement and to perform its respective obligations under this Agreement have been taken. This Agreement has been duly executed and delivered by LD and constitutes the legal, valid and binding obligation of LD, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

4.1.2        Noncontravention. Except as set forth in Schedule 4.1.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement upon meeting all LD obligations for Closing pursuant to Sections 3.4 nor the consummation of any additional transactions contemplated hereby and thereby by LD will (i) violate any material legal requirement to which any of LD or its Affiliates or any of their assets or property is subject, (iii) conflict with or result in a breach of, default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate any material contractual obligation by which LD or its Affiliates or any of their assets or property is bound or subject, (iii) result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Transferred Assets, or (iv) result in the creation of any Claim that could result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Transferred Assets.

10

4.1.3        Consents. Except as set forth in Schedule 4.1.3 of the Disclosure Schedule, no approval, authorization, permit, license, waiver or consent is required from any Third Party (including any governmental authority) (collectively, the “Consents”) and no filing or notice is required to be made with or given to any Third Party (including any governmental authority) (respectively, the “Filings” and the “Notices”) for LD and its Affiliates to accomplish the transactions contemplated by this Agreement beyond any such Consent, Filing or Notice which must be satisfied and delivered by LD as a prior condition to PMI’ s obligation the complete the Closing.

4.1.4        Litigation. There is no Action pending or, to the knowledge of LD, threatened against or involving any of LD or its Affiliates that could adversely affect (i) the Transferred Assets or (ii) the ability of LD or its Affiliates to consummate the Closing or perform any obligations under this Agreement. For purposes of this Section 4.1.4, threatened Actions shall include, without limitation, requests for interference, Third Party requests for re examination and requests for oppositions.

4.1.5        Title. Except as set forth in Schedule 4.1.5 of the Disclosure Schedule, LD owns all rights, title and interests in and to the Transferred Assets including without limitation the Technology, and has the full right and power to assign, transfer and sell good title to the Transferred Assets including without limitation the Technology, in each case free and clear of all Encumbrances and all Claims. Except as set forth in Schedule 4.1.5 of the Disclosure Schedule, no Third Party including without limitation Fluidnet Corporation, its predecessors and Affiliates, nor any employee, contractor, consultant or Affiliate of LD, has any right, title or interest in any of the Transferred Assets including without limitation the Technology, and there is no agreement or understanding, written or otherwise, granting rights under or to any of the Transferred Assets including without limitation the Technology or imposing obligations or limitations with respect to any of the Transferred Assets including without limitation the Technology.

4.1.6        Additional Intellectual Property Representations and Warranties.

(a)          Completeness. The Assigned Intellectual Property Rights listed in Exhibit A include all Patent Rights, Trademark Rights and Copyright Rights in which LD or any of its Affiliates has any right, title or interest in the Technology, including without limitation any rights under licenses. Without limiting the foregoing, Jeffrey A. Carlisle has assigned all of his Intellectual Property Rights existing as of the Closing in the Development (as such terms are defined in the Carlisle Intellectual Property Assignment Agreement) to LD, and each other employee, consultant or Affiliate of LD, and any other person including Third Parties who may have any right, title or interest in the Technology or any of the other Transferred Assets has assigned all right, title and interest in the Technology and any of the other Transferred Assets to LD. LD has provided PMI with correct and complete copies of all such Patent Rights, Trademark Rights and Copyright Rights, and LD has obtained appropriate executed assignment of any and all Assigned Intellectual Property Rights from each named inventor of all Patent Rights listed in Exhibit A.

11

(b)          Representations Regarding the Assigned Intellectual Property Rights. With respect to each patent and patent application included within the Assigned Intellectual Property Rights:

(i)          to the knowledge of LD, each pending application listed under Patent Rights in Exhibit A is being properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patent, and LD and its Affiliates and their Representatives have not engaged in any fraud or other misconduct with regard to the prosecution or procurement of such patent;

(ii)         no Claim has been asserted or threatened by any person, with respect to the use of the Assigned Intellectual Property Rights or challenging or questioning the validity or effectiveness of any license or agreement with respect thereto, and, to the knowledge of LD, no valid basis for any such claim exists;

(iii)        for each issued, unexpired patent or pending patent application listed under Patent Rights in Exhibit A, in all material respects, (A) all necessary application, annuity, maintenance and renewal fees in connection with all patent applications have been paid and (B) all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the patent registrations or applications.

(c)          Neither LD nor any of its Affiliates have any knowledge that any of the statements or opinions expressed in the November 29, 2012 opinion from McLane, Graf, Raulerson & Middleton with respect to the Technology, a copy of which is attached as Exhibit 4.1.6(c) of this Agreement and which is incorporated herein by reference, are not true, correct or complete with respect to the Technology as it exists as of the date of this Agreement and as of the Closing Date or that the Technology infringes upon the intellectual property rights of any Third Party including without limitation Fluidnet Corporation, its predecessors and Affiliates.

4.1.7           The list of items included on Exhibit D (Tangible Assets) is a true, correct and complete list of all tangible items and components related to the Product (including without limitation the Product Accessories) in existence as of the date hereof and as of Closing. All such items are on-site at the premises of LD unless otherwise indicated on Exhibit D.

4.1.8           LD hereby confirms that the Shares were acquired for investment for LD’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that LD has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, LD further represents that LD does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participants to such person or to any third person, with respect to any of the Shares. LD has not been formed for the specific purpose of acquiring the Shares.

12

4.1.9        LD has had an opportunity to discuss PMI’s business, management, financial affairs and the terms of the conditions of the offering of the Shares with PMI’s management.

4.1.10      LD understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of LD’s representations as expressed herein. LD understands that the Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, LD must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. LD acknowledges that PMI has no obligation to register or qualify the Shares. LD further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to PMI which are outside of LD’s control, and which PMI is under no obligation and may not be able to satisfy.

4.1.11      LD understands that no public market now exists for the Shares, and that PMI has made no assurances that a public market will ever exist for the Shares.

4.1.12      LD understands that the certificate representing Shares may bear any one or more of the following legends: (a) any legend set forth in, or required by, the other Transaction Agreements; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended; and (c) the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

4.1.13      LD is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. LD is an investor in securities of companies in the development stage and acknowledges that LD is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

4.1.14      Neither LD nor any of its officers, directors, employees, agents, shareholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the Shares, or (b) published any advertisement in connection with the offer and sale of the Shares.

13

4.1.15         LD has read in their entirety and fully understands the risk factors set forth on Appendix A attached hereto (the “Risk Factors”). LD has decided to enter into this Agreement, and is purchasing the Shares, fully cognizant of the Risk Factors and is willing to assume the risk of making an investment in PMI, which includes without limitation the risk of loss of LD’s entire investment in the Shares.

4.1.16         LD acknowledges and agrees that except for the representations and warranties of PMI set forth in Section 4.2, PMI has not made any representation or warranty, expressed or implied, as to PMI or as to any other matter, and LD is not relying upon any representation or warranty except for the representation and warranties set forth in Section 4.2. LD acknowledges and agrees that PMI has disclaimed any other representations and warranties made by PMI or by any officer, director, employee, agent, attorney or other representative of PMI with respect to the execution and delivery of this Agreement or any of the transactions contemplated by this Agreement, notwithstanding the delivery or disclosure to LD of any document or any other information with respect to one or more of the foregoing.

4.1.17         LD has conducted, directly or through its representatives, to the extent it deems sufficient, a review and analysis of the business, assets, liabilities, risks, regulatory issues, prospects of and other matters pertaining to PMI and acknowledges that it has been provided with such access to PMI as has been requested for such purposes. In entering into this Agreement, LD has relied solely upon the representations and warranties set forth in Section 4.2, any such investigation and analysis of PMI, and such other factors or considerations as LD has deemed appropriate and sufficient, and LD acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by PMI or any other representative or agent of PMI that are not set forth in Section 4.2, whether or not such representations, warranties or statements were made in writing or orally.

4.2           As to PMI. PMI represents and warrants to LD that the statements contained in this Section 4.2 are true, correct and complete as of the date hereof and as of the Closing.

4.2.1           Authorization. PMI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. PMI has the full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations under this Agreement. All corporate actions or proceedings required to be taken by or on the part of PMI to authorize and permit the execution and delivery by PMI of this Agreement and to perform its respective obligations under this Agreement have been taken. This Agreement has been duly executed and delivered by PMI and constitutes the legal, valid and binding obligation of PMI, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

4.2.2           Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby by PMI will (i)  conflict with or result in a breach of or default under the organizational documents of PMI, or (ii)  violate any material legal requirement to which PMI or any of its assets or property is subject.

14

4.2.3         Consents. No Consents, Filings or Notices are required for PMI to accomplish the transactions contemplated by this Agreement.

4.2.4         Litigation. There is no Action pending or, to the knowledge of PMI, threatened against or involving any of PMI or its Affiliates that could adversely affect the ability of PMI to consummate the Closing or perform any obligations under this Agreement.

4.2.5        Capitalization. The authorized capital of PMI consists, immediately prior to the date hereof, of fifty million shares of common stock, $0.001 par value per share (the “Common Stock”), 5,640,817 shares of which are issued and outstanding as of the date hereof. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. As of the date hereof, except for common stock purchase warrants exercisable at $3.00 per share to purchase 4,052,412 shares of common stock issued in connection with PMI’s financing, PMI has no stock options, warrants or stock rights or plans related to the same for officers, directors, employees or consultants of PMI and all of PMI’s outstanding shares of Common Stock are fully vested.

4.2.6        Valid Issuance of Shares. The Shares have been validly issued and are fully paid and non-assessable, free and clear of any liens or encumbrances, other than the transfer restrictions described in this Agreement, transfer restrictions imposed by PMI’s bylaws, if any, and transfer restrictions imposed under state and federal securities laws. Assuming the accuracy and completeness of LD’s representations hereunder, the Shares were offered, issued and sold in compliance with all Federal and state securities law and were exempt from registration thereunder.

4.2.7        No Other Representations and Warranties. Except as expressly set forth in Section 4.2 of this Agreement, PMI makes no representation or warranty, express or implied, at law or in equity with respect to this Agreement, or otherwise.

5.             Indemnification

5.1           Indemnification by LD. LD shall indemnify, defend and hold harmless PMI and its Affiliates and Representatives, whether or not involving a Third Party Claim, against all Losses relating to or arising out of:

(a)          the breach of any representation or warranty of LD under Section 4.1 of this Agreement or the breach of any covenant or obligation in this Agreement or the Development Agreement; provided, however, LD and Jeffrey Carlisle shall jointly and severally indemnify, defend and hold harmless PMI and its Affiliates and Representatives with respect to the breach of any representation or warranty set forth in Section 4.1.5 and Section 4.1.6 hereof and for Claims or Actions by any Third Party relating to the ownership of the Technology;

15

(b)          any Claims or Actions by any Third Party arising under or relating to the Transferred Assets arising during, or otherwise relating to, the time period prior to the Closing; and

(c)          any obligation or liability of LD or its Affiliates to any Third Party not expressly assumed by PMI under this Agreement.

5.2           Indemnification by PMI. PMI shall indemnify, defend and hold harmless LD and its Affiliates and Representatives, whether or not involving a Third Party Claim, against all Losses relating to or arising out of:

(a)          the breach of any representation or warranty of PMI in Section 4.2 of this Agreement or the breach of any covenant or obligation of PMI in this Agreement or the Development Agreement;

(b)          any Claims or Actions by any Third Party arising out of or relating to the exploitation by PMI or its Affiliates of or relating to products, product systems or procedures derived from or based on the Transferred Assets including claims that the practice of the Technology infringes the intellectual property rights of Third Parties, except to the extent that the Claim or Action shall be an obligation of LD under Sections 5.l(b) or 5.l(c) or a breach of LD’s representation or warranties under Section 4.1; and

(c)          any obligation or liability of PMI or its Affiliates to any Third Party except for those retained by LD hereunder.

5.3           Notice of Claims. If an Indemnified Party intends to seek indemnification pursuant to this Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the Claim for which indemnification is sought, including any Third Party Claims in respect of which indemnification is sought under this Agreement. Any such notice shall set forth in reasonable detail, in light of the circumstances then known to the Indemnified Party, the facts, circumstances and basis of the Claim and, if the Claim relates to a Third Party Claim, shall include copies of all papers served upon or received by the Indemnified Party relating thereto. Any delay in the provision of such notice and accompanying materials shall not affect any rights under this Agreement except to the extent that the Indemnifying Party is actually and materially prejudiced thereby (and except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice).

5.4           Third Party Claims. The Indemnified Party shall have the sole and exclusive right to control of the defense of any Third Party Claim with counsel of its choice, and the Indemnified Party’s reasonable legal fees and expenses shall constitute part of the Losses indemnified under this Agreement. The Indemnified Party may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed).

16

6.             Covenants.

(a)          LD shall ensure that, at all times during the Pre-Closing Period, on reasonable notice, PMI is provided with reasonable access to the personnel and assets of LD, and to all existing books, records, work papers and other documents and information relating to the Acquired Intellectual Property Rights. PMI hereby agrees that any information or knowledge obtained pursuant to this Section 6(a) shall be subject to the terms of that certain Confidential Agreement dated as of February 18, 2014 between LD and PMI (the “NDA”).

(b)          LD shall use its reasonable efforts to ensure that, during the Pre- Closing Period, the following covenants are complied with, but only as they relate to Transferred Assets:

(i)          LD conducts its operations in the ordinary course of business consistent with past practice

(ii)         LD shall pay as they become due any material undisputed trade and supplier payables;

(iii)        LD shall not sell, transfer, lease, assign, license or otherwise dispose of any of the Transferred Assets or creates or incurs any material Encumbrance thereon; and

(iv)        LD shall not (i) enter into any contract that limits in any material respect the conduct of the business; or (ii) waive, release or assign any material rights, claims or benefits of its business.

(c)          Notices of Certain Events. During the Pre-Closing Period, each Party shall promptly notify the other Party of:

(i)          any Action commenced pertaining to the respective Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.1.4 or that seeks to prohibit the consummation of the Transactions;

(ii)         any inaccuracy of any representation or warranty contained in this Agreement that could reasonably be expected to cause the conditions set forth in Section

3.4.1 or 3.4.2 not to be satisfied;

(iii)        any failure to comply with any covenant or agreement to be complied with by it hereunder to the extent that such failure would reasonably be expected to cause the conditions set forth in Sections 3.4.1 or 3.4.2 not to be satisfied;

(iv)        provided, however, that, except as otherwise provided in this Agreement, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

(d)          During the Pre-Closing Period, the Parties shall use its reasonable efforts to cause the conditions set forth in Section 3.4.1 and 3.4.2 to be satisfied on a timely basis.

17

7.             Further Assurances. From time to time upon request by PMI, LD will, and will cause its Affiliates to, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, license grants, conveyances, powers of attorney, and assurances that may be required to carry out the purposes of this Agreement. Without limiting the foregoing, following the Closing, LD shall take such further actions that are reasonably necessary to accomplish the complete transfer and assignment of LD’s rights, title and interests in and to the Transferred Assets to PMI. LD shall provide to PMI all correspondence relating to the prosecution of the Assigned Patent Rights (unless PMI shall have requested the delivery of same as part of the Transferred Assets).

8.             Third Party Action. Except as agreed to by the Parties in writing, following the Closing, PMI will have the sole and exclusive right and discretion to enforce the rights, title and interests in and to the Transferred Assets against Third Parties. If PMI is unable to enforce any obligation or other right without LD being party to an Action, then LD shall voluntarily join as a party in such Action as necessary to enforce any such obligation or other right; provided, that PMI agrees in advance to reimburse LD for its reasonable fees, costs and expenses relating thereto. Following the Closing, LD shall not testify (whether by declaration, affidavit, or in person) and LD shall not challenge or assist any Third Party in challenging the validity, enforceability or value of the Assigned Intellectual Property Rights or other Transferred Assets, in each case other than under subpoena or similar legal order.

9.             Confidentiality. The Receiving Party agrees to maintain the confidentiality of the Confidential Information of the Disclosing Party and agrees not to disclose or use (except as permitted or required for performance by the Receiving Party of its rights or duties hereunder) any Confidential Information of the Disclosing Party. The Receiving Party further agrees to cause its and its Affiliates’ present and future employees, officers, agents and consultants to comply with the foregoing. If the Receiving Party is requested or required to disclose any Confidential Information of the Disclosing Party pursuant to any order or decree of a court of competent jurisdiction or any applicable law, the Receiving Party shall endeavor to provide the Disclosing Party with advance written notice of any such request or requirement (to the extent practicable) and shall provide reasonable assistance to the Disclosing Party if the Disclosing Party desires to seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, the Receiving Party is nonetheless legally compelled to disclose Confidential Information, the Receiving Party may, without liability hereunder, disclose that portion of the Disclosing Party’s Confidential Information that the Receiving Party’s legal counsel advises is legally required to be disclosed.

18

10.           Public Statements. The Parties acknowledge and agree that no Party or its Affiliate shall publicly disclose information regarding the terms of this Agreement or the transactions contemplated hereunder or thereunder. Notwithstanding the foregoing provision, the Parties and their respective Affiliates shall not be prohibited from making any disclosure or release that is required by law, court order, or applicable regulation or that is required to protect any intellectual property right in any territory; provided, however, that prior to any such disclosure or release, the Party proposing to so disclose or release information regarding the terms of this Agreement shall notify the other Party, and the Parties shall cooperate to seek applicable limitations on the public availability of any information that either PMI or LD considers sensitive or confidential; provided further that the Parties may disclose the terms of this Agreement to bona fide potential corporate partners, prospective investors, acquirers and merger partners, and other persons, who, in the reasonable opinion of the disclosing party, have a need to know such information.

11.          Survival. The terms of this Agreement and all provisions hereof, including all representations, warranties, promises, agreements and covenants, are contractual and shall survive the execution and delivery of this Agreement and the Closing for an indefinite period of time; provided, however, that the representations and warranties set forth in Sections 4.1.4; 4. l.6(b)(i); 4. l.6(b)(ii) except for the last clause which reads “and, to the knowledge of LD, no valid basis for any such claim exists”; 4. l.6(b)(iii); 4.1.6(c) except for the representation and warranty at the end thereof as to the lack of knowledge that the Technology infringes upon the intellectual property rights of any Third Party including without limitation Fluidnet Corporation, its predecessors and Affiliates; 4.1.7; 4.1.8; 4.1.10; 4.1.11; 4.1.12; 4.1.13; 4.1.14; and 4.2.4 (collectively the “Expiring Representations”) shall survive for a period of eighteen (18) months following the Closing. Claims for indemnification with respect to any of the Expiring Representations must be asserted pursuant to the provisions in Section 5.3 of this Agreement within eighteen months following the Closing.

12.           No Third Party Beneficiaries. Except as specifically provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

13.          Entire Agreement. Except as agreed to by the parties in writing, this Agreement, together with the Exhibits, attachments, appendices and schedules hereto, together with the Development Agreement and any exhibits, attachments, appendices and schedules thereto, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof including, without limitation, effective upon the Closing with respect to the matters contemplated by this Agreement, the Term Sheet.

19

14.          Successors and Assigns. Neither this Agreement nor the rights or obligations of the Parties under this Agreement shall be assignable without the written consent of the non-assigning Party and any such purported assignment without the written consent of the non-assigning Party shall be void and without effect; provided, however that PMI may assign its rights hereunder at the closing of a sale of all or substantially all of the assets relating to the Technology or a change of control transaction in which the holders of the voting securities of PMI immediately before such transaction own less than 50% of the voting securities of the surviving entity immediately after giving effect to such transaction. Except as otherwise provided herein, this Agreement and all covenants and agreements contained herein shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, permitted representatives and permitted assigns.

15.         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any term or provision of this Agreement would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. For any such invalid or unenforceable provision, the Parties shall use commercially reasonable efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

16.         Counterparts. This Agreement, and the Closing, may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures. Notwithstanding the foregoing, and for the avoidance of doubt, LD shall deliver to PMI the original, executed Patent Assignment and Trademark Assignment for their safekeeping.

17.         Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

18.           Notices. All communications between LD and PMI relating to this Agreement and the subject matter hereof shall be directed to the persons designated to receive notices set forth in this Section 18 or such other individuals as they may designate. All notices, requests, demands, Claims and other communications under this Agreement shall be in writing. Any notice, request, demand, Claim or other communication under this Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon confirmation of facsimile (with a confirmation copy to be sent by overnight delivery) or (iii) one business day following the date sent when sent by overnight delivery, at the following address:

20

lf to LD:

Jeffrey Carlisle, Member
Leveraged Developments LLC
75 Congress St, LL05
Portsmouth, NH 03801

lf to PMI:

Jerry Ruddle, President and COO
Point Medical, Inc.
665 Martinsville Rd, Ste 219
Basking Ridge, NJ 07920

Either Party may change the named party and address to which notices, requests, demands, Claims and other communications under this Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

19.         Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of Delaware and New Castle County with respect to any dispute.

20.         Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by PMI and LD. No waiver by any Party of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such wavier be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any consent, waiver or amendment signed by LD shall be deemed the consent, waiver or amendment of LD and its Affiliates and any consent, waiver or amendment signed by PMI shall be deemed the consent, waiver or amendment of PMI’s and its Affiliates pursuant hereto.

21.         Expenses. Except as expressly stated otherwise, each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, PMI and LD intending legally to be bound hereby have caused this Asset Purchase and Intellectual Property Assignment Agreement to be duly executed as of the date first above written.

[Signature Page Follows]

21

POINT MEDICAL, INC.

By:	/s/ Jerry C Ruddle
Name:	Jerry C Ruddle
Title:	President and COO
Data:	10/24/14

LEVERAGED DEVELOPMENTS LLC

By:	/s/ Jeffrey Carlisle
Name:	Jeffrey Carlisle.
Title:	Member
Date:	10/24/14

SOLELY WITH RESPECT TO SECTION 5.1(a):

/s/ Jeffrey Carlisle

Jeffrey Carlisle individually

Date: 10/24/14

22

APPENDIX A

(to Asset Purchase and Intellectual Property Assignment Agreement dated October 29, 2014)

Risk Factors

Risk Factors. Any investment in our securities involves a high degree of risk. You should consider carefully the following information contained in this Subscription Agreement, before you decide to invest in our Units. If any of the following risks actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you might lose all or part of the money you paid to invest in our Units.

1. Forward Looking Statements. There are disclosures contained in this Private Placement Offering, Subscription Agreement and Disclosure Document and the Exhibits attached hereto that contain forward-looking statements. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein or in the Exhibits incorporated by reference herein and those preceded by or that include the words “believes,” “expects,” “given,” “targets,’’ “intends,” “anticipates, “plans,” “projects,” “forecasts” or similar expressions, are “forward-looking statements”. Although the Company’s management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. The Company assumes no obligation to update any of the information contained or referenced in this Private Placement Offering, Subscription Agreement Disclosure Document and in the Exhibits incorporated by reference herein beyond the date hereof.

2. Limited Operating History. Our future development hinges to a significant degree upon market acceptance of a new generation of pumps under development for which there exists no operating history so far. You should evaluate the likelihood of the Company’s financial and operational success in light of the significant uncertainties and complexities present with a smaller company with limited resources, many of which are beyond our control, including, without limitation:

- the Company’s potential inability to successfully complete development and bring to market its new generation of infusion pumps, in the highly competitive medical devices marketplace;

- the Company’s inability to retain qualified personnel;

- the Company’s inability to effectively manage its business relationships with customers, and strategic partners; and

- The Company’s inability to attain FDA approval for the newly designed pump

If our business becomes subject to any one or more of the above negative conditions, our business, financial condition and results of operations could be subject to materially adverse consequences and potential investors could lose their entire investment.

3. Business Prospects and Potential Growth. Our success shall depend to a significant degree upon the economic and other business conditions affecting the market in which we operate. Our ability to grow our business will be subject to those risks inherent to business expansion: availability of a sufficient number of qualified personnel, adequate information technology, equipment and financial controls to support such growth. If there is any decrease in the demand for our products and services any such deficiency could have a material, adverse effect on such business, financial condition, results of operations and cash flows, and, thereby, have a corresponding material adverse impact on our business, assets and financial condition.

4. No Public or Other Market currently exists for our Common Stock. There is currently no public or other market for our Common Stock offered in our Private Offering. In addition to the transfer restrictions set forth above and elsewhere in this Subscription Agreement, your investment in our securities is a very illiquid investment and you may not be able to offer to sell or sell our shares of Common Stock in any marketplace, or if at all, at prices comparable to the price paid for them. Potential investors should be able to bear the risk of an investment in our Units for an indefinite period of time.

5. The Subscription Price for our Units was not based upon any Recognizable Measure of Value. We arbitrarily determined the purchase price for our Units offered hereby. There is no economic relationship between the offering price of our Units and any component of our financial condition, our assets, the book value of such assets or earnings.

FOR ALL OF THE AFORESAID REASONS, AND OTHERS, INCLUDING THOSE SET FORTH HEREIN, THESE UNITS OF INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN OUR UNITS OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PRIVATE PLACEMENT OFFERING, SUBSCRIPTION AGREEMENT DISCLOSURE DOCUMENT AND THE EXHIBITS ATTACHED HERETO, SOME OF WHICH ARE INCORPORATED HEREIN BY REFERENCE. THESE UNITS SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY AND HAVE NO IMMEDIATE NEED FOR A RETURN ON THEIR INVESTMENT.

EXHIBIT A

LISTING OF ASSIGNED PATENT RIGHTS AND ASSIGNED TRADEMARK RIGHTS

Patents

1.	PNEUMATICALLY COUPLED DIRECT DRIVE FLUID CONTROL SYSTEM AND PROCESS

Country	Filing Date	Appl. Serial No.

United States	May 22, 2014	14/285,278

Patent Cooperation Treaty (PCT)	May 22, 2014	PCT/US2014/03 9207

2.	PNEUMATICALLY COUPLED FLUID CONTROL SYSTEM AND PROCESS WITH AIR DETECTION AND ELIMINATION

Country	Filing Date	Appl. Serial No.

United States	May 22, 2014	14/285,314

Patent Cooperation Treaty (PCT)	May 22, 2014	PCT/US2014/039211

Trademarks

1.	“BREEZE™”
2.	“BREEZETALK™”
3.	“MULTI SOURCE SELECTOR™”

Domain Name

1.	www.ivbreeze.com

EXHIBIT B

ASSIGNMENT OF PATENTS AND PATENT APPLICATIONS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Leveraged Developments LLC, a New Hampshire limited liability company with an address of 75 Congress Street, Portsmouth NH 03801 (“Assignor”), for itself and its successors and assigns, hereby assigns to Point Medical Inc., a Delaware corporation having an office at 665 Martinsville Road, Basking Ridge, NJ 07920, its successors and assigns (“Assignee”), all right, title and interest in and to the patents and patent applications set forth on Schedule A attached hereto and made a part hereof, together with all rights to any inventions and discoveries disclosed therein, any divisional, renewal, substitute, continuation or convention applications based in whole or in part upon any of such inventions or discoveries or upon such patents and/or patent applications, and any letters patent and extension or reissue patents hereafter granted in respect of such inventions and/or discoveries or any such patents and/or patent applications (collectively, the “Patents”).

This Assignment is being executed in connection with that certain Asset Purchase and Intellectual Property Assignment Agreement dated October 29, 2014.

This Assignment of Patents and Patent Applications includes the right to file patent applications in any countries with respect to any of the Patents in Assignee’s own name or such other name(s) as Assignee may choose, the right to claim for any and all damages by reason of past infringement of the rights so sold, transferred and assigned, and the right to sue for and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors and assigns, the same to be held and enjoyed by Assignee, its successors and assigns, to the full end of the term thereof. Assignor authorizes the Commissioner of Patents to issue or transfer to Assignee all letters patent issued with respect to any of such Patents.

IN WITNESS WHEREOF, Assignor has executed this Assignment of Patents and Patent Applications as of this_____day of__________2014.

[ASSIGNOR]

LEVERAGED DEVELOPMENTS LLC

By:
Name:
Title:

SCHEDULE A

U.S. PATENTS

Patent No.	Date Filed	Date Issued

None

U.S. PATENT APPLICATIONS

Application Serial No.	Title	Date Filed

14/285,324	PNEUMATICALLY COUPLED FLUID CONTROL SYSTEM AND PROCESS WITH AIR DETECTION AND ELIMINATION	05/22/2014

14/285,278	PNEUMATICALLY COUPLED DIRECT DRIVE FLUID CONTROL SYSTEM AND PROCESS	05/22/2014

INTERNATIONAL PATENT APPLICATIONS

PCT/US2014/039211	PNEUMATICALLY COUPLED FLUID CONTROL SYSTEM AND PROCESS WITH AIR DETECTION AND ELIMINATION	05/22/2014

PCT/US2014/039207	PNEUMATICALLY COUPLED DIRECT DRIVE FLUID CONTROL SYSTEM AND PROCESS	05/22/2014

STATE OF ________
ss.
COUNTY OF _______________

Before me, a notary public, in and for the state and county aforesaid, on this ____day of __________, 20__, personally appeared                                      who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that she/he intends to be legally bound thereby and intends that said instrument be properly recorded.

NOTARY PUBLIC

My Commission Expires:

STATE OF ________
ss.
COUNTY OF ____________

Before me, a notary public, in and for the state and county aforesaid, on this _______ day of __________ 20_, personally appeared who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that he is the _________of ______________the corporation that executed the foregoing instrument; that he executed said instrument on behalf of said corporation; and that he was duly authorized to do so,___________, intending to be legally bound thereby and intending that said instrument be properly recorded.

NOTARY PUBLIC

My Commission Expires:

EXHIBIT C

ASSIGNMENT OF TRADEMARKS AND SERVICE MARKS

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, LEVERAGED DEVELOPMENTS LLC, a New Hampshire limited liability company with an address of 75 Congress Street, Portsmouth, NH 03801 (“Assignor”), for itself and its successors and assigns, hereby transfers and assigns to Point Medical, Inc., a Delaware corporation with an address of 665 Martinsville Road, Basking Ridge, NJ 07920 (“Assignee”), its successors and assigns, all right, title and interest that Assignor may have in and to any and all trademarks and service marks set forth on Schedule A attached hereto and made a part hereof, together with all goodwill associated therewith (collectively, the “Marks”).

This Assignment is being executed in connection with a certain Asset Purchase and Intellectual Property Assignment Agreement dated October 29, 2014.

This Assignment of Trademarks and Service Marks includes the right to apply for registration of any and all of the Marks in any and all jurisdictions where such registration is desired by Assignee, the right to renew any existing registrations, and the right to claim for any and all damages by reason of past infringement of any of such Marks, with the right to sue for and collect the same for Assignee’s own use and enjoyment and for the use and enjoyment of its successors and assigns.

IN WITNESS WHEREOF, Assignor has caused this Assignment of Trademarks and Service Marks to be executed by its duly authorized officer and its corporate seal to be hereunto affixed on this _____day of                   , 2014.

ASSIGNOR
LEVERAGED DEVELOPMENTS LLC

By:
Name:
Title:

SCHEDULE A

TRADEMARKS AND SERVICE MARKS

U.S. Trademark/Service Mark Registrations: None.

U.S. Trademark/Service Mark Applications: None.

Unregistered Marks:

BREEZE for pumping modules for IV infusion pumps and disposable IV infusion cassettes

BREEZETALK for a control language for IV infusion pumping modules

MULTI SOURCE SELECTOR for selector modules for IV infusion pumps that allow for automatic selection of multiple medications and fluids

Confusingly similar variations of any of the registered or unregistered trademarks and/or service marks listed on this Schedule A.

All other registered and unregistered trademarks and service marks used and owned by Assignor in connection with its IV fluid flow control systems business, together with the goodwill associated therewith.

Domain Names:

IVBreeze.com

STATE OF _________________
ss.
COUNTY OF _______

Before me, a notary public, in and for the state and county aforesaid, on this _ day of _________, 20_, personally appeared _________, who, having been by me duly sworn and having executed the foregoing instrument in my presence, did depose and say that he is the President of __________ [Assignor], the limited liability company that executed the foregoing instrument; that he executed said instrument on behalf of said limited liability company on; and that he was duly authorized to do so,_______________ [Assignor] intending to be legally bound thereby and intending that said instrument be properly recorded.

NOTARY PUBLIC

My Commission Expires:

EXHIBIT D

TANGIBLE ASSETS

1.	Labview, DELL based workstation with Labview RT and FPGA boards.
2.	Volumetric scale 0-200 g , 5 mg resolution, 2 HZ
3.	2 size weight appearance models of Breeze pump
4.	1 size weight/ power charger modules
5.	3 prototype modules for Multi Source Selector
6.	FileMaker licenses (3)
7.	Solidworks licenses (2)
8.	70+ pilot run cassettes
9.	2 life cycle pump fixtures
10.	Reatlime pump testing platforms (4)
11.	BTLE modules, TI (3)
12.	Cassette proto tooling and laser

EXHIBIT E

RELEASE OF INTELLECTUAL PROPERTY SECURITY INTEREST

This Release of Intellectual Property Security Interest, dated as of                    , 2014, by and between Mack Holding Company, a Vermont corporation with offices located at Warm Brook Road, Arlington, VT 05250 (“Mack”) and Leveraged Developments LLC, a New Hampshire limited liability company with offices located at 75 Congress Street, Portsmouth, NH 03801 (‘LD”). Mack and LD are individually a “Party”, and together are the “Parties,” to this Agreement.

WITNESSETH

WHEREAS, pursuant to the terms of the Loan and Security Agreement, dated December 1, 2012, between Mack and LD for the purpose Mack providing to LD a loan of up to Six Hundred Thousand Dollars ($600,000) and in securing said loan LD granted to Mack a security interest in various LD Collateral (as defined within the Loan and Security Agreement) to Mack;

WHEREAS, a portion of this LD Collateral covers General Intangibles (as defined within the Loan and Security Agreement) which in part covers (i) Patents, Patent Applications, and Patent Licenses, and (ii) Trademarks, Trademark Applications and Trademark Licenses (both (i) and (ii) as defined in the Loan and Security Agreement and as applied identically herein);

WHEREAS, Mack has agreed to terminate and release its security interest and all of its right, title and interest in each of LD “Patents, Patent Applications, and Patent Licenses” and LD “Trademarks, Trademark Applications and Trademark Licenses” as herein provided;

NOW THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.          Recitals. The representations contained in the foregoing ‘WHEREAS clauses’ are incorporated into this Agreement as if fully set forth herein.

2.          Release and Assignment. Mack hereby terminates and releases its security interest in and lien on all of LD’s (i) Patents, Patent Applications, and Patent Licenses and (ii) Trademarks, Trademark Applications and Trademark Licenses, and Mack hereby assigns and transfers to LD, without recourse, all of the Mack’s right, title and interest in and to each of LD’ s (i) Patents, Patent Applications, and Patent Licenses, and (ii) Trademarks, Trademark Applications and Trademark Licenses, as of the date set forth above.

3.          Acknowledgment and Acceptance. LD hereby acknowledges and accepts the foregoing release and assignment by Mack of the Collateral pursuant to Section 2.

4.          Counterparts. This Release may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures and signatures transmitted via PDF shall or by any other electronic means shall be treated as original signatures.

5.          Entire Agreement. Except as agreed to by the parties in writing, this Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof.

6.          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New Hampshire without giving effect to any choice or conflict of law provision or rule (whether of the State of New Hampshire or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New Hampshire. The Parties hereto submit to the exclusive jurisdiction of the State and Federal courts in the State of New Hampshire and Merrimack County with respect to any dispute.

IN WITNESS WHEREOF, MACK and LD intending legally to be bound hereby have caused this Release of lntellectual Property Security Interest to be duly executed as of the date first above written.

MACK HOLDING COMPANY

By:

Name:

Title:

Date:

LEVERAGED DEVELOPMENTS LLC

By:

Name:	Jeffrey Carlisle

Title:	Member

Date:

Exhibit 3.4.l(c)

Mack Loan Indemnification Letter

Point Medical, Inc.

665 Martinsville Road

Basking Ridge, NJ 07920

______________, 2014

Leveraged Developments, LLC

75 Congress Street

Portsmouth, NH 03801

Attn: Mr. Jeffrey Carlisle

Dear Mr. Carlisle:

Point Medical, Inc. (“PMI”) hereby agrees to defend, indemnify and hold Leverage Developments, LLC (“LD”) and LD’s Affiliates, managers, members, officers, agents, and employees (the “Indemnified Parties”) harmless to the fullest extent permitted by law, from and against any and all liabilities, demands, debts, losses, expenses (including reasonable attorneys’ fees), claims, damages, or obligations which the Indemnified Parties have, had, or may have under the “Mack Loan Agreements” (as defined in that certain Asset Purchase and Intellectual Property Assignment Agreement by and between PMI and LD dated October 24, 2014 (the “APA”), such agreements being (i) the Promissory Note in the amount of $600,000, (ii) the Loan and Security Agreement, and (iii) the Membership Agreement, each between LD and Mack Holding Company (“Mack”) dated December 1, 2012). Terms used but not defined herein shall have the meaning ascribed to them by the APA.

This agreement is made and entered into pursuant to Section 3.4.1(c) of the APA and is in consideration of the matters set forth in the APA including without limitation the delivery by LD to PMI of the LD Note to PMI.

LD shall give prompt written notice to PMI of receipt of any written notice or demand by any of the Indemnified Parties made by Mack under the Mack Loan Agreement in accordance with the terms of the notice provisions of Section 18 of the APA. Failure to give prompt notice shall not relieve PMI of its obligations hereunder, unless the failure to so notify actually results in damage or material prejudice to PMI.

LD shall reasonably cooperate with and assist PMI in respect of any demand or claim by Mack under the Mack Loan Agreements; provided, however, that such cooperation and assistance shall not be deemed to require any payment by LD on account of the Mack Loan Agreements or other payment by LD. Without limiting the foregoing, upon receipt of any such notice or demand from Mack, PMI in its sole discretion may determine to exclusively deal with Mack in respect thereto, and in such event, LD, following written notice as to same from PMI, shall not negotiate, confer or communicate with Mack in respect of same except as directed by PMI.

In the event of any breach of PMI’s agreements and obligations under this letter agreement as set forth above, PMI, following written notice thereof and a ten day opportunity to cure, shall be liable to the Indemnified Parties, in addition to any other remedies, for any Indemnified Party’s reasonable attorney’s fees and costs incurred in enforcing its rights under this letter agreement; provided however that PMI shall not be liable for such fees and costs in the event that LD shall be in breach of its obligations provided for in this letter agreement or in the event that LD shall be in default of its obligations under the LD Note to PMI.

Very truly yours,

POINT MEDICAL, INC.

BY:
Jerry Ruddle, President and COO

Disclosure Schedule

to

Point Medical, Inc/Leveraged Developments LLC

Asset Purchase and Intellectual Property Assignment Agreement

Section 4.1.2

Mack Loan Agreement

Section 4.1.3

Mack Loan Agreement

Section 4.1.5

Mack Loan Agreement

Mack Manufacturing Agreement